Exhibit 10.1

Adopted on 7 December 2005

EMI and UNAPPROVED

Rules of

Lombard Medical Technologies

Plc Share Option Plan (2005)

amended by the Board on 5

February 2010 and approved by

Shareholders on

20 May 2010

RULES

OF

LOMBARD MEDICAL TECHNOLOGIES PLC

SHARE OPTION PLAN (2005)

1.	Interpretation

1.1.	Definitions

Unless the contrary intention appears, the following definitions apply:

Admission	either (1) the admission of all or any part of the Ordinary Share capital of the Company to the Official List in accordance with the Listing Rules and admission to trading on the London Stock Exchange’s market for listed securities; or (2) the granting of an application by the Company for permission for the same to be dealt on AIM or any other Recognised Stock Exchange and such permission becoming effective;

AIM	Alternative Investment Market of the London Stock Exchange;

Announcement Date	the date on which the Company’s annual or half yearly results are announced to the London Stock Exchange for any Financial Year;

Auditors	the auditors of the Company;

Board	the board of directors of the Company or a duly authorised committee;

Change of Control	a person obtaining, after the Date of Grant of the relevant Option, a Controlling Interest as a result of making an offer to purchase all the shares of the Company otherwise (unless the Board otherwise decides) than pursuant to a Reorganisation;

Code	the US Internal Revenue Code of 1986, as amended;

Commencement Date	the date on which this Plan is adopted by the Board;

Company	Lombard Medical Technologies PLC (registered in England, number 4636949);

Control	as defined by section 840 of the Taxes Act;

Controlling Interest	an interest (within the meaning of Schedule 13 part 1 and section 324 of the Companies Act 1985) in the Equity Share Capital of the Company conferring in the aggregate more than one half of the total voting rights conferred by the Equity Share Capital of the Company for the time being in issue and conferring the right to vote at all General Meetings;

CSOP Option	an option granted by reason of employment with any member of the Group under a share option plan approved under Schedule 4 to ITEPA (or its predecessor);

Date of Grant	in relation to an Option the date on which the Option was granted;

Dealing Day	a day on which the London Stock Exchange is open for business;

Eligible Executive	at a Date of Grant an employee or director of a member of the Group;

Equity Share Capital	as defined by section 744 of the Companies Act 1985;

Exercise Condition	the condition(s) imposed under rule 2.5 or any conditions substituted therefor in accordance with rule 2.6;

Exercise Price	the price at which a Participant may acquire a Share as determined in accordance with rule 3;

Financial Year	as defined in section 742 of the Companies Act 1985;

Group	the Company, any Holding Company of the Company, any Subsidiary of the Company and any Subsidiary of such Holding Company;

Holding Company	a holding company within the meaning of section 736 of the Companies Act 1985;

Incentive Stock Option	an Option intended to be an “incentive stock option” as defined in Section 422 of the Code;

ITEPA	Income Tax (Earnings and Pensions) Act 2003;

Letter of Grant	a letter substantially in the form set out in Schedule 1 or in such other form as the Board may determine;

Listed	listed on the Official List;

Listing Rules	the listing rules of the UK Listing Authority made for the purposes of Part VI of the Financial Services and Markets Act 2000 and contained in the UK Listing Authority’s publication of the same name;

London Stock Exchange	London Stock Exchange Plc or its successor;

Market Value	on a day when:

(a)    the Shares are traded on AIM or Listed, the average of the middle market quotations for the Shares as derived from the Stock Exchange Daily Official List for the three immediately preceding Dealing Days;

(b)    the Shares are traded on any other public securities exchange, the average of the middle market quotations for the Shares is derived from the relevant official publication (as determined by the Board) for the three immediately preceding Dealing Days;

Model Code	the London Stock Exchange Model Code on directors’ dealings in securities (as the same may be amended from time to time) and/or any code adopted by the Board in addition to or in replacement of such publication and/or any other applicable rules, regulations or codes regulating directors’ dealings in securities;

Non-qualifying Option	an Option to the extent that it is not a Qualifying Option;

Official List	the Official List of the UK Listing Authority;

Option	a right to acquire Shares granted under this Plan;

Option Certificate	an option certificate substantially in the form set out in Schedule 2 or in such other form as the Board may determine;

Option Period	the period of ten years commencing on the Date of Grant of an Option or such shorter period as the Board determines prior to the grant of the Option;

Ordinary Share Capital	as defined by section 832 of the Taxes Act;

Participant	an individual who holds an Option or (where the context permits) his personal representatives;

Qualifying Executive	at a Date of Grant, an employee of the Company or of a Qualifying Subsidiary who satisfies the requirements of Part 4 of Schedule 5;

Qualifying Option	an Option to the extent that on its Date of Grant it is a qualifying option for the purposes of Schedule 5;

Qualifying Subsidiary	as defined by paragraph 11 of Schedule 5;

Recognised Stock Exchange	a recognised stock exchange within the meaning of section 841 of the Taxes Act;

Relevant Market Value	the market value of a Share as at the date of grant of the relevant option as determined in accordance with the relevant legislation;

Reorganisation	the acceptance of an offer or the making of an agreement hereunder the shareholders of the Company agree to sell their shares in the Company to another company (the “New Holding Company”) in circumstances (i) where the consideration payable therefor is satisfied by the allotment of shares in the New Holding Company and, immediately following such sale, (ii) the shareholders in the Company immediately prior to the sale hold more than 50% of the issued Ordinary Share Capital of the New Holding Company immediately following the sale, and (iii) the Participants have been offered new options in accordance with rule 6.5;

Schedule 5	Schedule 5 to ITEPA;

Shares	ordinary shares of 2 pence each in the capital of the Company (subject to variation in accordance with rule 9 below), or any shares representing them;

Subsidiary	a subsidiary within the meaning of section 736 of the Companies Act 1985 of the Company;

Subsisting Qualifying Option	a Qualifying Option which has not lapsed, been surrendered or exercised in full;

Taxes Act	Income and Corporation Taxes Act 1988; and

this Plan	Lombard Medical Technologies PLC Share Option Plan, as amended from time to time.

1.2.	Singular/Plural etc

Where the context permits, the singular includes the plural and vice versa and the masculine includes the feminine.

1.3.	Statutory references

Any reference to a statutory provision is a reference to that provision as amended, re-enacted or consolidated.

1.4.	Headings

Headings are for convenience only and shall not affect the construction of these rules.

1.5.	Meaning of cessation of employment

For the purposes of these rules:

1.5.1.	a Participant ceases to be employed within the Group on the date that he is neither employed by a company within the Group nor a director of any such company; and

1.5.2.	in a case where either a member of the Group or the Participant has given notice of termination, the date on which the Participant ceases to hold his employment or office shall be the date on which such notice is given, unless the Board in its discretion determines a later date (not being later than the expiry of the notice period); and

1.5.3.	a female Participant shall not cease to be employed within the Group if absent from work wholly or partly because of pregnancy until such time as she ceases to be entitled to exercise her right to return to work.

2.	Grant of Options

2.1.	Power to grant Options

The Board may at any time and from time to time for no consideration grant by resolution of the Board to Eligible Executives selected by the Board Options over such numbers of Shares as the Board decides save that following Admission, Options may only be granted subject to rules 2.2, 2.3 and 2.4. The Board shall determine whether the Option is to be an Incentive Stock Option, a Qualifying Option or a Non-qualifying Option. Qualifying Options may only be granted to Qualifying Executives. Incentive Stock Options shall only be granted to Participants who are employees of the Company or any parent or subsidiary corporation within the meaning of Sections 424(e) or (f) of the Code and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. A Letter of Grant and an Option certificate (in duplicate) shall be sent as soon as practicable after the Date of Grant to each Participant.

The power of the Board to grant Incentive Stock Options shall expire on 4 February 2020.

2.2.	Timing of Grant – 42 day period

Subject to rule 2.3, the Board may grant Options only within the period of 42 days commencing on the Commencement Date and subsequently within the period of 42 days commencing on an Announcement Date but no grant of Options shall be made on or before the third Dealing Day of any period, of 42 days commenting on an Announcement Date.

2.3.	Timing of Grant – exceptional circumstances

The Board may grant Options outside the periods specified in rule 2.2 in circumstances which it considers in its discretion to be sufficiently exceptional to justify the grant of Options at that time.

2.4.	Timing of Grant – Model Code

No Option shall be granted to an Eligible Executive at any time when

2.4.1.	dealings in Shares by the Eligible Executive is prohibited by the Model Code; or

2.4.2.	the Market Value of Shares comprised in such Option would fall to be determined by reference to a Dealing Day or Days Within a period during which dealings in Shares is prohibited by the Model Code.

2.5.	Exercise Condition – imposition

An Option may be granted by the Board on terms that it may, or that except in stated circumstances it may, be exercised only if such objective conditions (including limitations on the time at or period during which the Option may be exercised or become capable of exercise) as the Board determines prior to the Date of Grant (additional to any conditions in this Plan) are satisfied.

2.6.	Exercise Condition – amendment

If events occur which cause the Board to consider that any of the terms of the Exercise Condition have become unfair or impractical, the Board may in their discretion (provided such discretion is exercised fairly and reasonably) amend, relax or waive such terms provided that any terms which are so amended or relaxed are not more difficult to satisfy than the terms originally imposed or last amended or relaxed.

2.7.	Option Certificate

The Option Certificate shall take effect as a deed which shall be executed by the Company and the Eligible Executive. The Option Certificate shall specify:

2.7.1.	the Exercise Price;

2.7.2.	the Date of Grant;

2.7.3.	the number, or maximum number of Shares subject to the Option;

2.7.4.	any change to the definition of “Option Period”;

2.7.5.	In the case of a Qualifying Option, that the Option is granted under the provisions of Schedule 5;

2.7.6.	when and how the Option may be exercised;

2.7.7.	any Exercise Condition; and

2.7.8.	in the case of a Qualifying Option, if the Shares are restricted shares (within the meaning of paragraph 37 of Schedule 5) details of any restrictions attaching to the Shares.

If a duplicate of the Option Certificate duly executed by the, Eligible Executive has not been received by the Company within 30 days of the date of the Letter of Grant or such longer period as the Board may allow, the Option shall lapse Immediately.

2.8.	Surrender of Option

A Participant may, within 30 days after the grant to him of an Option, surrender the Option in whole or in part by giving notice to the Company received not later than 30 days after the date of the Letter of Grant in respect of that Option to that effect. The Option shall, to the extent surrendered, be deemed never to have been granted. No consideration shall be payable for a surrender.

2.9.	Restriction on grant – material interest

A Qualifying Option may not be granted to an individual if he is precluded by paragraph 28 of Schedule 5.

3.	Exercise Price

The Board shall determine the Exercise Price for each Share comprised in an Option which shall not in the case of an Option granted after Admission be less than the Market Value of a Share on the Date of Grant and in relation to an Option to subscribe not be less than the nominal value of a Share, SAVE THAT for Incentive Stock Options the Exercise Price shall be the higher of (i) Market Value; and (ii) the closing price of a Share as derived from the Stock Exchange Daily Official List on the Date of Grant.

4.	Limitation on grants

The Board may from time to time determine the maximum number of Shares which may be placed under Option, SAVE THAT subject to adjustment under Rule 9, Incentive Stock Options may only be granted in respect of up to 326,000,000 Shares.

5.	Limitations on participation

5.1.	Inland Revenue Individual limit on Qualifying Options

Any Qualifying Option granted to a Qualifying Executive shall be limited and take effect so that immediately following such grant:

5.1.1.	the total Relevant Market Value of shares subject to Subsisting Qualifying Options held by the Qualifying Executive shall not exceed £100,000 (or such other amount as is for the time being specified for the purposes of paragraph 5 of Schedule 5);

5.1.2.	the total Relevant Market Value of shares subject to all Subsisting Qualifying Options shall not exceed £3 million (or such other amount as is for the time being specified for the purposes of paragraph 7 of Schedule 5).

5.2.	Interpretation of rule 5.1

For the purposes of rule 5.1.1, Subsisting Qualifying Options shall include all unexercised CSOP Options.

5.3.	Three year ban on further grants

Where a Qualifying Executive has been granted Qualifying Options in respect of Shares with an aggregate Relevant Market Value of £100,000 (or such other amount as is for the time being specified for the purposes of paragraph 5 of Schedule 5), then no further Qualifying Options may (unless otherwise permitted from time to time by Schedule 5) be granted to that Qualifying Executive prior to the third anniversary of the last preceding Date of Grant of a Qualifying Option (whether exercised or released).

5.4.	Excess Options

To the extent that an Option granted pursuant to this Plan does not constitute a Qualifying Option, it shall be treated in respect of the excess as a Non-qualifying Option.

6.	Exercise of Options: timing

6.1.	Exercise Condition

An Option which is subject to an Exercise Condition may not be exercised save to the extent that the Exercise Condition has been satisfied or waived save in the event of a Change of Control.

6.2.	Disciplinary procedures

Notwithstanding any other provision of this Plan, Options granted to a Participant shall be suspended and incapable of exercise during any period in which the Participant is subject to the disciplinary procedures of a member of the Group and if such Participant ceases to be employed within the Group in consequence thereof, such Options shall lapse upon the date of cessation.

6.3.	Non transferability of Options

An Option shall be personal to the Participant and shall not be capable of being transferred or assigned by him except on the death of the Participant when, subject to the rules of this Plan, the Option may be exercised by his legal personal representatives.

6.4.	Conditional exercise

The Board may in their discretion give advance notice in the event of discussions or negotiations which are likely to result in a Change of Control and in that event:

6.4.1.	the Participant shall be entitled to serve notice of exercise of the Option, but so that any such exercise shall be conditional upon the happening of the Change of Control; and

6.4.2.	the Board may in its discretion include in such advance notice a requirement that the Participant either gives notice of conditional exercise in accordance with rule 6.4.1 above or else suffer automatic lapse of their Options in accordance with rule 7.1.7.

6.5.	Rollover of options – availability

If a company (the “Acquiring Company”):

6.5.1.	obtains Control of the Company as a result of making a general offer to acquire the whole of the issued Ordinary Share Capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company, or as a result of making a general offer to acquire all the shares of the Company which are of the same class as the Shares; or

6.5.2.	obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under Section 425 of the Companies Act 1985; or

6.5.3.	becomes bound or entitled to acquire shares in the Company under Section 428 to 430F of the Companies Act 1985; or

6.5.4.	obtains all the shares of the Company as a result of a qualifying exchange of shares within the meaning of paragraph 40 of Schedule 5 a Participant may at any time within the required period (as defined in paragraph 42 of Schedule 5), by agreement with the Acquiring Company, release an Option (whether a Qualifying Option or a Non-qualifying Option) granted under this Plan (the “old option”) in consideration of the granting of an option (the “new option”) which is equivalent to the old option but relates to shares in the Acquiring Company.

6.6.	Rollover of options – terms of new option

The new option shall not be regarded for the purposes of rule 65 as equivalent to the old option unless the conditions set out in paragraph 43 of Schedule 5 (ignoring sub-paragraphs 43(3), (4) and (5) in the case of a Non-qualifying Option) are satisfied, but so that:

6.6.1.	the provisions of this Plan shall apply as if the new option were an Option granted under this Plan at the same time as the old option;

6.6.2.	the word “Option” shall mean the new option in place of the old option; and

6.6.3.	in rules 6, 7, 8, 9, 10 and 11.4 references to the “Company” (including references which occur in expressions which are defined in rule 1.1 and used in these rules) shall apply as if they were references to the different company referred to in rule 6.5 and references to “Shares” shall apply as if they were references to shares of the different company referred to in rule 6.5.

6.7.	Restriction on exercise – Model Code

A Participant may not exercise an Option at any time when he is prohibited from doing so by the Model Code.

7.	Lapse of Option

7.1.	Circumstances

The Option (whether vested or unvested) shall lapse on the first to occur of the following:

7.1.1.	the expiry of the Option Period;

7.1.2.	a purported transfer or charge of the Option or an interest in it otherwise than as permitted under rule 6.3 above;

7.1.3.	the expiry of six months after a Change of Control;

7.1.4.	the expiry of the period during which any offeror remains bound or entitled to acquire ordinary shares under sections 428 to 430 of the Companies Act 1985;

7.1.5.	the commencement of a winding up of the Company;

7.1.6.	the Participant becoming bankrupt;

7.1.7.	immediately following a Change of Control where the Company has given advance notice requiring the Participant to exercise conditionally in accordance with rule 6.4;

7.1.8.	to the extent that the Board has determined and notified the Participant that the Exercise Condition has become incapable of being satisfied;

7.1.9.	In the case of a Qualifying Option or an Incentive Stock Option, the expiry of 12 months after the death of the Participant;

7.1.10.	In the case of a Non-qualifying Option the expiry of 12 months after the death of the Participant or such later date as the Board may in its absolute discretion determine;

7.1.11.	the Participant ceasing to be employed within the Group otherwise than due to death unless and to the extent otherwise determined by the Board in its absolute discretion.

8.	Exercise of options – manner

8.1.	Exercise in whole or in part

An Option may be exercised in whole or part and on more than one occasion.

8.2.	Notice of exercise

A Participant may exercise an Option by giving to the Company written notice, in such form as the Board requires, specifying the number of Shares in respect of which it is exercised and by paying to the Company by cheque the full amount of the total Exercise Prices for those Shares. If the Option has not become exercisable such notice will be of no effect and the Company shall return to the Participant such notice, and remittance.

8.3.	Issue/Transfer of Shares

Subject to any necessary consents of any governmental or regulatory authority under regulations or enactments, and subject to rule 8.7, upon the exercise of an Option the relevant Shares shall be allotted and issued or, as the case may be, transferred to the Participant or his nominee (with the Participant as beneficial owner) within thirty days.

8.4.	Admission of Shares

An Option shall not be capable of being listed or dealt in on a stock exchange but, if at the time of the exercise of an Option to subscribe the Shares are Listed or traded on AIM or any other public securities exchange, the Company shall immediately on the exercise apply to the London Stock Exchange or such other public securities exchange for the Shares to be so Listed or traded.

8.5.	Rights attaching to Shares

Shares to be issued on the exercise of an Option shall rank from the date of allotment pari passu with the other Shares then in issue except for any dividend or other rights attaching to Shares by reference to a record date prior to the date of issue. Shares to be transferred on the exercise of an Option will be transferred without the benefit of any rights attaching thereto by reference to a record date prior to the date of transfer.

8.6.	Availability of Shares

The Company shall keep available sufficient unissued Shares to satisfy the exercise in full of all outstanding Options to subscribe taking account of any other obligations of the Company to issue Shares and shall ensure that sufficient Shares are available for transfer in respect of all outstanding Options which are to be satisfied by the transfer of Shares.

8.7.	Taxation

No Share shall be issued or transferred to a Participant unless arrangements satisfactory to the Company have been made to meet at the expense of the Participant any liability for social security contributions (including, if stated in the Option Certificate, employer’s national insurance contributions (“Employer’s NIC”)) (to the extent that they may legally be recovered from the Participant) or any tax liability (including PAYE) which may be incurred on exercise of the Option by any member of the Group or any person transferring Shares to the Participant. Where the Option Certificate requires the Participant to bear Employer’s NIC, the Company may require the Participant to enter into an election to transfer the liability for Employer’s NIC to the Participant in a form approved by the Inland Revenue for the purposes of the Social Security Contributions and Benefits Act 1992.

9.	Variation of share capital

9.1.	Adjustment of Options

On a variation in the issued share capital of the Company, including by way of capitalisation issue, rights issue, sub-division, consolidation or reduction, the Exercise Price and/or the number of Shares subject to an Option and/or the nominal value of the Shares shall be adjusted by the Board as it considers appropriate provided that:

9.1.1.	the Auditors confirm in writing that in their opinion the adjustment is fair and reasonable;

9.1.2.	the adjustment is restricted, if necessary, to ensure that Shares to be issued on the exercise of an Option are not to be issued at a discount to their nominal value save that the adjustment may have the effect of reducing the Exercise Prices below the nominal value of a Share, if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercised exceeds the aggregate Exercise Prices and to apply such sum in paying up such amount on such Shares in which case the Board shall (to the extent it is legally able to do so) capitalise such sum and apply the same as aforesaid;

9.1.3.	where Shares are to be transferred on exercise of an Option, no adjustment shall be made pursuant to this rule without the prior approval of the person holding the Shares to which the Option relates (such approval not to be unreasonably withheld).

9.2.	Notification of adjustment

As soon as reasonably practicable after making an adjustment, the Board shall give written details to every Participant affected by it.

10.	Administration and variation of this Plan

10.1.	Board’s decision final

The decision of the Board as to any matter or dispute arising from this Plan shall be final and conclusive.

10.2.	Termination of this Plan

The Board may at any time terminate the operation of this Plan. In that event no further Options will be granted but in all other respects the provisions of this Plan shall remain in force in relation to Options then subsisting.

10.3.	Alteration of this Plan

This Plan may be altered in any respect by the Board provided that:

10.3.1.	no alteration to the advantage of Participants or future Participants shall be made to the provisions relating to:

10.3.1.1	the persons to whom Options may be granted;

10.3.1.2	the limits on the number of Shares over which Options may be granted;

10.3.1.3	the adjustments to be made in the event of a variation in the share capital of the Company;

10.3.1.4	the periods during or circumstances in which Options may be exercised without the prior sanction of an ordinary resolution of the Company (except for minor alterations to benefit the administration of this Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants and future Participants, the Company or any of the Subsidiaries);

10.3.2.	no alteration operates to vary adversely the terms of Options granted prior to the alteration.

10.4.	Notice of alteration

As soon as reasonably practicable after making any alteration or addition under rule 10.3, the Board shall give written notice thereof to any Participant affected thereby.

10.5.	Power to make further regulations

Subject to the provisions of rule 10.3 the Board may make or vary regulations for the administration of this Plan and to impose further conditions on the grant and exercise of Options to take account of or to mitigate or to comply with overseas tax, securities or exchange control laws.

10.6.	Notices

A notice of other document which the Company is required or may desire to give to a Participant or Eligible Executive under this Plan may be sent through the post addressed to him at his address last known to the Company (including an address supplied by a member of the Group as being his address), by fax or by email, delivered to him at his place of work or posted on an Intranet. The notice or other document shall be deemed to have been duly given on the day of posting or delivery or in the case of communication by fax or email at the time it was sent. A notice or other document sent in this way to a Participant or Eligible Executive shall be deemed to have been duly given notwithstanding that he is then deceased (whether or not the Company has notice of his death) except where his legal personal representatives have established their title to the satisfaction of the Company and supplied to the Company an address, fax number or email address to which a notice or other document is to be sent. A notice or other document sent by post is sent at the risk of the Participant or Eligible Executive concerned and the Company shall have no liability whatsoever to any such person in respect of the notice or other document so given, sent or made.

10.7.	Circulars to shareholders

The Company shall not be obliged to provide Eligible Executives or Participants with copies of any notices, circulars or other documents set to shareholders of the Company.

11.	Participant’s legal entitlement

11.1.	Relationship to employment

The grant of an Option does not form part of the Participant’s entitlement to remuneration or benefits pursuant to his contract of employment. The existence of a contract of employment between any person and a member or former member of the Group does not give such person any right or entitlement or expectation that an Option will or might be granted to him. The rights and obligations of a Participant under his contract of employment with any member or former member of the Group shall not be affected by the grant of an Option.

11.2.	Waiver of claims

A person ceasing to be employed within the Group by reason of dismissal or for any other reason whatsoever shall not be entitled, and by accepting an Option a Participant shall be deemed irrevocably to have waived any entitlement, to claim against any member or former member of the Group whether by way of compensation for loss of office, damages, for wrongful dismissal or breach of contract or otherwise in respect of any consequent diminution or extinction of his rights or benefits (actual or prospective) under any Options then held by him.

11.3.	Pensions

No right granted under this Plan to a Participant shall be taken into account in determining a Participant’s entitlement, if any, under any retirement benefit or pension plan operated by or on behalf of any member of the Group.

11.4.	Rights of Company

The existence of any Option or Options shall not affect in any way the right or power of the Company or its shareholders to carry on its business in any particular way or to make or authorise any or all adjustments, recapitalisations, reorganisations, reductions of capital, purchase or redemption of its own shares pursuant to the Companies Act 1985 or other changes in the Company’s capital structure or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise which mayor may not lead to a disqualifying event as defined in sections 533 to 539 inclusive of ITEPA.

12.	Costs of this Plan

The costs of introducing and administering this Plan shall be borne by the Company.

13.	Proper Law

The rules of this Plan shall be governed by and construed in accordance with English law.